Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements pertaining to the Amended and Restated Long-Term Incentive Plan (Form S-8 Nos. 33-66552, 33-86062 and 333-13061) and the Non-Qualified Stock Option Plan and the Stock Option Plan for Employees (Form S-8 No. 33-52664) of American Medical Technologies, Inc. of our report dated March 1, 2002 with respect to the consolidated statement of operations, statement of stockholders’ equity, and statement of cash flows of American Medical Technologies, Inc. for the year ended December 31, 2001 included in the Annual Report (Form 10-K) for the period ended December 31, 2003.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

San Antonio, Texas
April 13, 2004